EXHIBIT 99.2

Press Release
FOR IMMEDIATE RELEASE

Contact:	John W. Bordelon
President & Chief Executive Officer
Telephone:	(337) 237-1960

HOME BANCORP, INC. COMPLETES STOCK OFFERING

Lafayette, Louisiana – (October 2, 2008) – Home Bancorp, Inc., the newly formed holding company for Home Bank, Lafayette, Louisiana (the “Bank”), announced that it has completed its initial public stock offering in connection with the Bank's conversion from the mutual to the stock form of organization.  The Company issued a total of 8,926,875 shares of its common stock (the "Common Stock") for an aggregate of $89,268,750 in total offering proceeds. Trading in the Common Stock is expected to commence on the Nasdaq Global Market on Friday, October 3, 2008 under the symbol "HBCP".

John W. Bordelon, President and Chief Executive Officer, stated, “Home Bank has enjoyed a wonderful relationship with our customers over the years.  We are delighted so many have demonstrated their confidence in our future by investing in the Company's stock.”

“While other banks struggle with capital and liquidity issues, Home Bank’s capital and liquidity levels are among the best in the country for our size institution,” remarked Mr. Bordelon.  “We expect that the new capital will help us serve our Acadiana and Baton Rouge customers even better and to attract new clients looking for a strong, local bank.”

Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the Company's offering. Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., served as special counsel to Home Bancorp for the conversion and stock offering.

At June 30, 2008, Home Bank had total assets of $448.1 million, deposits of $355.8 million and equity of $50.8 million.  Home Bank is celebrating its 100th anniversary of serving Acadiana. Home Bank has nine locations in Acadiana and opened its first full service branch in Baton Rouge at Highland and Jefferson in September.  Home Bank also operates a loan production office in Baton Rouge and expects to open its second full service Baton Rouge branch in November.

Orders received from the Bank's eligible account holders (priority 1) and the Employee Stock Ownership Plan (priority 2) accounted for substantially all of the common stock issued by the Company.  Less than 100,000 shares were allocated among supplemental eligible account holders.  Subscribers who do not receive their full allocations or who were in lower priorities will have their funds for subscription returned promptly. Subscribers may confirm their stock allocation information by calling the Company’s conversion center at (877) 784-1067.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Home Bancorp’s prospectus, dated August 12, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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